EXHIBIT 1

LEADING INDEPENDENT PROXY ADVISORY FIRM ISS RECOMMENDS ADP STOCKHOLDERS
 VOTE ADP’S WHITE PROXY CARD

ADP Urges Shareholders to Protect the Value of Their Investment and Vote "FOR" ADP’s Director Nominees on the WHITE Proxy Card Today

ROSELAND, NJ – October 25, 2017 -- ADP (NASDAQ: ADP) today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has recommended that ADP stockholders vote on the WHITE proxy card for ADP’s highly qualified and experienced director nominees at ADP’s Annual Meeting of Stockholders on November 7, 2017.  ISS recommended that ADP stockholders vote to reelect nine of ADP’s directors.

As ISS stated in its report: “The company has delivered strong TSR over the long term and has demonstrated good overall governance; notably, the board has appropriately refreshed itself in recent years to address an identified need for greater technology expertise. The company also has taken steps that address certain of the concerns raised by the dissident, such as reducing the number of information technology platforms, shrinking its real estate footprint, de-layering the organization, and adding executive talent from the outside.”

“We are pleased to have received the support of ISS, which recognizes that ADP’s existing Board has the right balance of leadership and fresh perspectives, and the ideal mix of technology, operational and financial expertise, to oversee our strategy and maintain our strong track record of sustainable stockholder value creation,” said John P. Jones, Chairman of the Board.  “The support of ISS validates our strong belief that ADP has the right strategy and Board in place to continue delivering value for our clients, employees, stockholders, and the 40 million people globally who rely on our services.”

“ISS’s independent report makes it clear that under the oversight of our highly qualified Board, ADP is successfully executing on our 'All in on HCM' strategy, and is taking thoughtful and disciplined actions to transform our Company through investments in innovation and R&D that meet our clients’ current and future needs,” said Carlos Rodriguez, President and Chief Executive Officer of ADP.

In making its recommendation, ISS noted:

•	“Over the longer 10-year period (which encompasses most of the tenures of the three targeted directors), even including a deep recession which reduced employment levels, ADP has delivered strong absolute and relative TSR.”
•	“… the dissident case is not sufficiently compelling to justify replacing three directors who have presided over a period of strong long-term TSR and shareholder-friendly corporate governance; moreover, the dissident plan carries some degree of risk.”
•	“The board appears to have conducted itself properly, appropriately refreshing itself, spinning off or selling non-core business units, and presiding over a prolonged period of solidly increasing revenue, EPS, dividends, and shareholder value.”
•	“Among the targeted directors, Chairman Jones has presided over ADP's long period of solid fundamental and TSR performance. Incumbent director Hubbard brings expertise on macroeconomics, tax and regulatory policies, and financial markets; those would appear helpful for a company whose business is tied to labor markets and government regulations. Jones and Hubbard, who heads the nominating/governance committee, have overseen an appropriate refreshment of the board, adding directors whose skills and experience fit well with ADP's increased focus on technology.”

ISS recommended against voting on the Gold proxy card, specifically noting that:

•	“… the dissident plan does not appear devoid of risk. Although the dissident has not explicitly called for headcount reductions, it appears unlikely that substantial margin improvements, such as those promoted by the dissident, could be achieved without such cuts.”
•	“The fact that none of the dissident nominees seems to have direct industry sector expertise also suggests that replacing so much historical perspective on the board may not be the most prudent option for shareholders.”
•	“… direct support for his [Ackman’s] election on the dissident card carries the risk of increasing the likelihood that all three targeted incumbents could be replaced. ISS and shareholders must therefore consider the downside of this scenario, such as losing the historical perspective of three, longstanding directors who have presided over a period of strong long-term TSR, or disrupting a board that has appropriately refreshed itself in recent years.”

Protect the Value of Your Investment by Voting the WHITE Proxy Card Today

Shareholders are strongly urged to vote "FOR" ADP's 10 highly qualified and experienced directors. For additional information, visit VoteADP.com.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

Please vote today online, by phone or by mail by following the directions on your WHITE proxy card.

If you have questions, or need assistance in voting your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free:
(877) 750-0510

Banks and Brokers Call Collect:
(212) 750-5833

REMEMBER:

Discard any Gold proxy card that you may receive from Pershing Square.

Returning a Gold proxy card — even if you “withhold” on Pershing Square’s nominees — will revoke any vote you had previously submitted on ADP’s WHITE proxy card.

About ADP (NASDAQ: ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

ADP, the ADP logo and ADP A more human resource are registered trademarks of ADP, LLC. All other marks are the property of their respective owners.
Copyright © 2017 ADP, LLC.

ADP-Media

SAFE HARBOR STATEMENT
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

ADDITIONAL INFORMATION
ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. The proxy statement and other relevant documents filed by ADP with the SEC are also available, without charge, by directing a request to ADP’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022; call toll-free:(877) 750-0510 or call collect: (212) 750-5833.Copies will also be available at no charge at the Company’s website at www.adp.com.

CONTACTS:

Investors:

Christian Greyenbuhl
(973) 974-7835
Christian.Greyenbuhl@adp.com

Byron Stephen
(973) 974-7896
Byron.Stephen@adp.com

Media:
Michael Schneider
(973) 974-5678 office
(973) 868-1000 mobile
Michael.Schneider@adp.com

George Sard/Jared Levy/Liz Zale
Sard Verbinnen & Co
(212) 687-8080
ADP-SVC@sardverb.com